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                                                                    EXHIBIT 99.1


Chesapeake Energy Corporation Adopts Shareholder Rights Plan

         OKLAHOMA CITY, July 15 -- Chesapeake Energy Corporation (NYSE: CHK) announced that its Board of Directors adopted a Shareholder Rights Plan on July 7, 1998, pursuant to which certain preferred stock purchase rights will be distributed for each Chesapeake common share held as of the close of business on July 27, 1998, the Record Date, or issued thereafter. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the company without offering a fair price to all of the company's shareholders. The Rights distribution is not taxable to Chesapeake's shareholders.

         Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, stated, "We believe the strengthening of the Board's ability to represent the interests of all shareholders is especially important now because the Board is exploring methods for our shareholders to realize the full long-term value of Chesapeake's business. This action will not restrict consideration by the Board of any offer to purchase Chesapeake on terms favorable to all shareholders. However, the Board believes it is important to protect the interests of all shareholders in the event that the company is confronted with tactics that do not treat all shareholders equally or are designed to force shareholders out of their interest before being able to realize the full value and potential of their shares."

         Each newly-issued Right will entitle shareholders to purchase one one-thousandth of a share of a new series of Junior Preferred Stock of the company at an exercise price of $25.00. The Rights will be exercisable only if a person or group other than certain excluded persons acquires beneficial ownership of 15% or more of Chesapeake's common shares or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the common shares. The Rights will expire on July 27, 2008.

         If any person or group other than certain excluded persons acquires beneficial ownership of 15% or more of Chesapeake's common stock and thereafter the company (i) engages in a merger transaction or (ii) sells more than 50% of Chesapeake's assets or earning power then each Right now owned by such person or group will entitle its holder to purchase, at the Right's then-current exercise price, shares of Chesapeake common stock having a value of twice the Right's exercise price. In addition, if Chesapeake is involved in a merger or other business combination transaction with another person or group in which its common shares are changed or converted, or sells 50% or more of its assets or earning power to another person or group, each Right will entitle its holder to purchase, at the Right's then-current exercise price, common shares of such other person or group having a value of twice the Right's exercise price.

         Chesapeake will generally be entitled to redeem the Rights in whole, but not in part, at a $.01 per Right, subject to adjustment, at any time until 10 days after a person becomes a 15% beneficial owner of Chesapeake's common stock and in certain other circumstances.

         Further details of the Shareholders Rights Plan are outlined in a letter that will be mailed to all shareholders commencing on July 27, 1998.

         Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's internet address is http://www.chesapeake-energy.com